Exhibit 10.12

Digital Media Solutions, LLC

4800 140th Ave N Suite 101

Clearwater, FL 33762

November 15, 2018

Joey Liner

10531 E Salt Bush Drive

Scottsdale, AZ 85255

Re: Offer of Employment

Dear Joey,

Digital Media Solutions, LLC, together with its parent, subsidiaries and affiliates (collectively, the “Company”) is pleased to offer you a full-time position as Chief Revenue Officer “CRO”, reporting to Joe Marinucci and Fernando Borghese. We welcome your knowledge, skills and experience and look forward to working with you. Your date of hire will be December 11, 2018 (the “Commencement Date”).

Should you accept this offer, your compensation will be structured such that you will receive salary at the rate of $300,000/year, less applicable payroll deductions and withholdings. You will be paid in accordance with the Company’s customary payroll schedule then-currently in effect. Currently, Company salaries are paid on a weekly basis, except in the event that such day falls on a weekend or holiday, in which case, you will be paid on the business day prior to such weekend or holiday. Health and related insurance for you and your dependents, will be offered to you at the Company’s “Executive Level” tier. The salary shall be in effect for 1 year. Prior to the 1-year anniversary, December 11th 2019, the Company will negotiate in good faith to recalibrate the salary to a level commensurate with performance. In the event that the parties cannot come to an agreement on the base salary to go into effect after the 1-year anniversary, this amount will default to a rate of $400,000 / year, less applicable payroll deductions and withholdings.

Payment of your salary is conditional on your compliance with all of the terms and obligations of your employment with the Company. Please note the Company may modify job titles, bonus, work location and benefits, from time to time, as it deems necessary.

You will be eligible to earn a sign-on bonus which accrues every three months as follows: $50,000 on December 15th, 2018, $50,000 on March 15th, 2019, $50,000 on June 14th, 2019, and $50,000 on September 21st, 2019. Payment of each bonus is conditional of your ongoing employment with the Company. In the event you are terminated before all bonuses are earned, you will receive all earned monies due up to and included those not previously paid on a pro-rated basis. In the event of a change of control, defined as the sale of more than 50 (fifty) percent of the stock or assets of the Company, the Company agree to accelerate payment of the remainder of the sign-on bonus within 30 days of closing.

You will also be eligible to earn both a monthly performance incentive along with an annual performance incentive “Performance Incentive Plan” as outlined in Schedule A which is attached hereto. Payments of the performance incentive will be in accordance with the Company’s customary payroll structure for monthly and annual incentive plans.

The Company has instituted an employee bonus points pool which would be triggered in the event of a sale, the “Bonus Pool”. You will be provided with your interest and vesting schedule in the Bonus Pool prior to your start date. Your initial participation / interest will be a grant of 30 points on terms consistent with that of other DMS executives. Participation in the Bonus Pool commences on the first day of your employment. Definitive documentation will be provided for entry into this plan after the Commencement Date.

You will also be eligible to participate in our customary employee benefits, including health and related insurance, vacation and sick leave, and 401(k) retirement benefits, all subject to participation requirements and provided in accordance with normal Company policies. Our benefits are provided through TriNet, a professional employer organization (“TriNet”). The Company’s benefits, payroll, and other human resource management services are provided through TriNet. As a result of the Company’s arrangement with TriNet, TriNet will be considered your employer of record for these purposes, and the Company will be responsible for directing your work and reviewing your performance. An introduction of our benefits program will be given to you during your first week of employment. Additional information will be available on-line, subject to the terms and conditions included in the End User License Agreement (“EULA”) each new employee must accept in order to access TriNet’s on-line self-service portal. You should note that the Company may modify or terminate benefits, from time to time, as it deems necessary or appropriate.

As a condition of your employment, you will be required to abide by the Company’s general policies and rules of conduct as modified from time to time including standard provisions concerning your confidentiality and non-solicitation obligations to the Company, and all of the Company policies set out in the employee handbook. If you have not already done so, please disclose to the Company any and all conflicting employment restrictions and/or agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed, such as prior employment, compensation, non-competition or confidentiality agreements.

You will also be required to sign an employment agreement and to acknowledge and sign a hiring protocol that establishes the terms and conditions of your employment to ensure you comply fully with any reasonable post-employment restrictions you may have, both of which will be provided to you at least two weeks prior to the Commencement Date.

You recognize and understand that, in performing your duties and obligations for the Company and in consideration of the compensation you are eligible for hereunder, you will be expected to act with the business interests of the Company and not in any manner which would be detrimental to any of them. You therefore agree that you will not enter into any business relationship or interfere with the Company’s relationships with current or prospective suppliers, customers, investors, or business partners known or disclosed to you during the course of your employment with the Company. Notwithstanding the foregoing, nothing shall prevent the you from owning a passive investment in securities listed on a public stock exchange or quotation system in Canada or the U.S., so long as those securities do not represent more than 1% of the issued securities of any such class.

Your employment relationship with the Company will be at-will. Therefore, you may terminate your employment with the Company at any time and for any reason whatsoever, simply by notifying the Company. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. Your acceptance of the offer does not create a contract of employment between the Company and you for any specified term.

If your employment is terminated by the Company without Cause, you will be entitled to receive during the six-month period beginning on the date of such termination (the “Severance Payment Period”), your base salary, payable periodically in equal amounts at the same intervals as if the employment period had not ended. During the Severance Payment Period, subject to applicable law and your timely election of continuation coverage under Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), payment of the Company’s portion of premium costs for healthcare continuation coverage under COBRA at the same level of coverage that the Executive was a participant at the time of such termination of employment, subject to the terms and conditions of the applicable plans and policies as may be in effect at the time of your termination. Cause shall mean: (i) The Employee’s violation of Company’s current documented policies; (ii) The Employee’s failure to substantially perform the Employee’s duties under this Agreement; (iii) The Employee’s failure to reasonably cooperate with any lawful investigation undertaken by the Company; (iv) The Employee’s gross negligence or breach of fiduciary duty or (v) Any (A) conviction of the Employee under any local, state, provincial or federal statute which makes the performance of the Employee’s duties impracticable or impossible, (B) arrest of the Employee for any criminal offense against the Company or its personnel, Affiliates, or customers, or (C) arrest of the Employee for any other felony criminal offense which in the view of the Company may harm the reputation of the Company or any of its Affiliates; (vi) Any intentional misconduct, gross incompetence or conduct materially incompatible with the Employee’s duties hereunder, or prejudicial to the Company’s business; or (vii) Gross insubordination or willful disobedience to the lawful directions of management of the Company, provided that the Employee has been given written notice thereof and has failed to correct such conduct forthwith.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Therefore, this offer is contingent upon a clearance of such a background investigation and/or reference check(s), if any.

As required by law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your Commencement Date.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this offer, the terms or conditions of your employment, or involving any other employee, officer, director, client, vendor, business partner, agent or professional representative, or occurring on Company property, shall be resolved under the laws of the State of Florida, by way of mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures. Prior to mediation, the parties agree to use their reasonable efforts to settle any dispute by negotiating in good faith to reach a solution satisfactory to all parties. If they do not reach a solution within sixty (60) days, then, upon written notice by either party, the parties agree to attempt to resolve the dispute by mediation as set forth herein. If mediation is unsuccessful, the parties agree to have such dispute settled by, and consent to the process of, arbitration, under the laws of the State of Florida, administered by the AAA in accordance with its Commercial Arbitration Rules in lieu of litigation, with judgment on the award rendered by one arbitrator entered in any court having jurisdiction and the parties irrevocably waive their right to litigate. The location of the negotiation, mediation or arbitration shall be in Pinellas or Hillsborough County, Florida, under the laws of the State of Florida, and each party shall assume their own costs, including attorneys’ fees.

This letter forms the complete and exclusive statement of the terms of the offer of employment with the Company. The parties agree it is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and this letter entirely supersedes and replaces any and all prior or contemporaneous promises or representations, whether oral or written. This letter can only be modified in a written agreement signed by you and a duly authorized representative of the Company.

We look forward to working with you. If you have any questions or concerns regarding this offer letter, please contact Ryan Foster, General Counsel of the Company at (727) 228-3244 or rfoster@thedmsgrp.com.

(Acceptance and Signature Page to Follow)

To accept this offer, please sign and date this letter in the space provided below and return a signed copy to us to the email provided. This offer of employment will terminate if it is not accepted, signed and returned by Friday November 23rd by 5:00 pm EST.

Yours very truly,

Digital Media Solutions, LLC

/s/ Joe Marinucci
Name: Joe Marinucci
Title: CEO

By signing and dating this offer letter below, I, Joey Liner, accept this job offer.

Signature: /s/ Joey Liner	Date: 11/21/2018